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                                                                EXHIBIT 99(4)(I)




                 THE AMERICAN LIFE INSURANCE COMPANY OF NEW YORK
              320 PARK AVENUE, NEW YORK, NY 10022 o (212) 224-1600
                        (hereafter called the "Company")



                                   ENDORSEMENT


Effective as of the Date of Issue of this contract, the following changes are made to this contract.

1. The "REQUIRED BEGINNING DATE" provision in Section 2 of the contract is deleted.

2. The "DISTRIBUTIONS" provision in Section 2 of the contract is changed to read:
     DISTRIBUTIONS

     All payments, withdrawals and distributions under this contract will be subject to the following rules:

     (A) RETIREMENT BENEFIT. Except as otherwise provided, the Accumulation Value of this contract will be distributed to you under a method of payment selected by you and permitted by the contract.

     (B) DEATH BENEFIT AFTER ANNUITY COMMENCEMENT DATE. If you die on or after your Annuity Commencement Date, your beneficiary will be entitled to whatever death benefit is provided by the annuity option that is in effect when you die.

     (C) DEATH BENEFIT BEFORE ANNUITY COMMENCEMENT DATE. If you die before your Annuity Commencement Date, your beneficiary will be entitled to a death benefit equal to the Accumulation Value of this contract. Subject to the following rules, the beneficiary may elect to receive this death benefit under any method of payment permitted by this contract. However, the method of payment chosen by your beneficiary must comply with one of the following distribution rules, unless the beneficiary elects to use the Alternative Method of distribution described in paragraph (D) below:

          (1) FIVE YEAR RULE. Except as provided below, the entire value of the death benefit must be distributed to your beneficiary by December 31 of the calendar year that contains the fifth anniversary of your death. However, if your beneficiary is your surviving spouse, and the spouse dies before receiving any part of the death benefit, the spouse's beneficiary is not required to receive the death benefit until December 31 of the calendar year that contains the fifth anniversary of the spouse's death.

          (2) LIFE ANNUITY RULE. Except as provided below, the entire value of the death benefit must be distributed to your beneficiary in the form of annuity payments over a period of time that does not exceed the beneficiary's life or life expectancy (whichever is longer). If your beneficiary is your surviving spouse, the spouse's life expectancy may be recalculated annually for this purpose as provided in subparagraph (E)(2) below.

               Unless your beneficiary is your surviving spouse, these annuity payments must commence no later than December 31 of the calendar year next following the calendar year in which you died. If your beneficiary is your surviving spouse, the spouse must begin to receive the annuity payments by the later of (a) December 31 of the calendar year next following the calendar year in which you died, or (b) December 31 of the calendar year in which you would have attained age 70-1/2.

               However, if your beneficiary is your surviving spouse, and the spouse dies before he or she begins to receive annuity payments, the death benefit must be distributed to the spouse's beneficiary in the form of annuity payments over the life or life expectancy of the spouse's beneficiary (whichever is longer). These annuity payments must commence by the later of (a) December 31 of the calendar year next following the calendar year in which your spouse died, or (b) December 31 of the calendar year in which your spouse would have attained age 70-1/2.

     (D) ALTERNATIVE METHOD. Your beneficiary will not be required to receive a distribution from this contract under paragraph (C) above to the extent that the required distribution is withdrawn from another individual retirement arrangement pursuant to the "alternative method" of distribution described in IRS Notice 88-38, 1988-1 C.B. 524.


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     (E)  DETERMINATION OF LIFE EXPECTANCY

          (1) METHOD OF CALCULATION. For the purpose of choosing a payment schedule under subparagraph (C)(2), life expectancies will be calculated (and if applicable, recalculated) in accordance with Tables V and VI in Section 1.72-9 of the Federal Income Tax Regulations.

          (2) RECALCULATION OF LIFE EXPECTANCY. Your surviving spouse may annually recalculate his or her life expectancy for the purpose of choosing a payment schedule under subparagraph (C)(2) above. However, if your spouse initially selects a method of payment based on his or her recalculated life expectancy, he or she may not subsequently choose a slower payment schedule.

     (F) COMPLIANCE WITH MINIMUM DISTRIBUTION REQUIREMENTS. Any method of payment chosen by you or your beneficiary must comply with the minimum distribution requirements of Code Sections 408(b)(3) and 408A(c)(5), the Federal Income Tax Regulations thereunder, and any subsequent pronouncements. The Company assumes no responsibility for determining whether any method of payment selected under this contract complies with the applicable minimum distribution rules.

3. The "CONTRIBUTIONS" provision in Section 3 of the contract is changed to read:
     CONTRIBUTIONS

     No contributions may be made under this contract except:

     o amounts designated as ROTH IRA contributions under a ROTH IRA arrangement described in Section 408A(b) of the Internal Revenue Code (herein called the "Code"); and

     o rollover amounts transferred on your behalf and designated as ROTH IRA contributions under Code Section 408A(c).

     All contributions pursuant to this contract must be made to the Company's Home Office. Any person who makes a contribution is entitled to an official receipt.

     The first contribution pursuant to this contract must be made on or before the Effective Date shown on the face page to place the contract in force. Thereafter, contributions may be made at any time, except that no contributions may be made by you or on your behalf on or after your Annuity Commencement Date.

     The total contributed by you or on your behalf for any taxable year pursuant to a ROTH IRA arrangement may not exceed the maximum contribution permitted for that year by Code Section 408A(c).

     The Company assumes no responsibility for determining whether the amounts contributed under this contract comply with any applicable contribution limits or requirements.



This   endorsement   executed  at  New  York,   N.Y.   this   ____________   day
of________________________ 19  .




                                        THE AMERICAN LIFE
                                        INSURANCE COMPANY


                                               /s/ Marion Amrhein
                                              ---------------------------------
                                        Title:          Vice President



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